UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 20, 2007

Hardinge
(Exact name of Registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

One Hardinge Drive, Elmira, NY 14902
(Address of principal executive offices) (Zip Code)

(607) 734-2281
(Registrant’s telephone number including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                       Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

All actions as described below were the result of recommendations by the Company’s Compensation Committee of the Board of Directors (the “Committee”) to the independent members of the Board of Directors, with the independent directors meeting in executive session thereafter and formally adopting said recommendations with such modifications as they deemed appropriate.  Hereafter the term “Committee” references said procedure.

On February 21, 2007, the Committee took the following actions related to the Company’s principal executive officer, principal financial officer and one additional named executive officer: (i) determination of the bonuses payable under the Company’s Cash Incentive Plan effective January 1, 2006 (the “Plan”), (ii) adoption of performance metrics for 2007 incentive bonuses (payable in 2008) under the Plan, and (iii) awards of restricted stock under the Company’s 2002 Incentive Stock Plan.

Cash Incentive Plan

The Company’s Cash Incentive Plan provides incentive bonuses payable in cash to the Company’s executive officers if the Company achieves certain performance targets and other objective and/or subjective performance measures pre-determined by the Committee for the year, and establishes total target payout percentages for each of the executive officers.  The Committee determines a percentage of annual compensation for each of the executive officers to establish the maximum amount available for payment under the Plan.  The Committee approves payments, if any, after the end of the performance year.  The Committee has discretion over treatment of extraordinary gains, write-offs, or other events in determining the amount of incentive bonus to be paid.

On February 21, 2007, the Committee determined the incentive bonus payments to the Company’s executive officers under the terms of the Plan based on the Company’s performance during the year ended December 31, 2006.  The 2006 performance targets were as follows:

1.             J. Patrick Ervin, Chief Executive Officer, receives 50% of his total target payout if the Company achieved a target EBITDA.  The Company exceeded the target EBITDA in 2006.  Mr. Ervin receives an additional payout based upon improvement in the Company’s working capital to sales ratio.  Mr. Ervin receives 40% of his total target payout if the Company completed several specified objectives.  During 2006, the Company successfully completed some, but not all, of said objectives.

2.             Charles R. Trego, Jr., Senior Vice President and Chief Financial Officer, receives 40% of his total target payout if the Company achieved a target EBITDA.  The Company exceeded the target EBITDA in 2006.  Mr. Trego receives an additional payout based upon improvement in the Company’s working capital to sales ratio.  Mr. Trego receives 40% of his total target payout if the Company completed several specified objectives.  During 2006, the Company successfully completed some, but not all, of said objectives.

3.             Douglas C. Tifft, Senior Vice President - Administration, receives 50% of his total target payout if the Company achieves a target contribution margin for accessories and repair parts, which target was exceeded in 2006.  Mr. Tifft receives an additional payout based upon improvement in the Company’s inventory turns for accessories and repair parts.  Mr. Tifft receives 40% of his total target payout if the Company completed several specified objectives.  During 2006 the Company successfully completed some, but not all, of said objectives.

Based on the foregoing, the executive officers of the Company were awarded the following incentive bonus payments under the Plan for 2006: Mr. Ervin $200,068; Mr. Trego $81,855; and Mr. Tifft $57,233.

On February 21, 2007, the Committee adopted performance metrics for its executive officers for 2007 incentive bonuses (payable in 2008) under the Plan. These metrics include (i) for Messrs. Ervin, Trego, and Tifft, a target EBITDA/Contribution Margin and a performance factor based on improvement in working capital as a percentage of sales, and (ii) for each of the three executive officers, completion of specified objectives, which objectives may be modified and added to throughout the year by the Committee.  The Committee established target cash incentive compensation as a percent of salary.  For Messrs. Ervin, Trego and Tifft, the target percentages are 80%, 40% and 30%, respectively, with the ability to earn up to twice said percentages for substantially exceeding the pre-determined performance factors.

Incentive Stock Plan

On February 20, 2007, the Committee approved, pursuant to the Company’s 2002 Incentive Stock Plan, restricted stock grants to Messrs. Ervin, Trego and Tifft in the amounts of 16,000, 5,000 and 5,000 shares, respectively.  All of these grants are subject to a six-year vesting schedule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARDINGE INC.
Registrant

Date: February 26, 2007	By:	/s/ CHARLES R. TREGO, JR.
Charles R. Trego, Jr.
Senior Vice President and
Chief Financial Officer